Exhibit 5.5

[LetterHead of Pierson Wadhams Quinn Yates & Coffrin]

Douglas C. Pierson
William H. Quinn
Richard H. Wadhams, Jr.	LAW OFFICES	253 South Union Street
Glen L. Yates, Jr.		Burlington, Vermont 05401-4592
James W. Coffrin		(802) 863-2888
Lewis K. Sussman		Fax: (802) 863-2863
Thomas M. Higgins		www.pwqy.net
James E. Preston
Robin Ober Cooley

August 10, 2007

Etablissements Delhaize Frères et

Cie “Le Lion” (Groupe Delhaize)

Rue Osseghem 53

1080 Brussels

Belgium

Re:	Registration Statement on Form F-4 Relating to

$450,000,000 6.50% Senior Notes Due 2017 and Guarantees

Ladies and Gentlemen:

We have acted as special counsel in the State of Vermont to Martin’s Foods of South Burlington, Inc., a Vermont corporation (the “Company”), in connection with the registration pursuant to a registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), by Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a Belgian limited liability company (société anonyme) (“Parent”), and its subsidiaries listed on Schedule 1 attached hereto, including the Company (defined below) (the “Guarantors”), of (i) Parent’s offer to exchange (such offer, as described in the Prospectus (defined below) the “Exchange Offer”) all outstanding $450,000,000 aggregate principal amount of Parent’s 6.50% Senior Notes due June 15, 2017 issued on June 27, 2007 (the “Original Notes”) for $450,000,000 aggregate principal amount of Parent’s 6.50% Senior Notes due June 15, 2017 registered under the Securities Act (the “Exchange Notes”); and (ii) the Guarantees (defined below). The Original Notes are, and the Exchange Notes will be, issued under an indenture, dated as of June 27, 2007 (the “Indenture”), between Parent and The Bank of New York, as trustee (the “Trustee”). Guarantees by the Guarantors that will cover the Exchange Notes (the “Guarantees”) are made by the Guarantors under a cross guarantee agreement, dated as of May 21, 2007 (the “Cross Guarantee Agreement”), by and among Parent and the Guarantors. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Indenture.

In connection with this letter, we have examined the Registration Statement and the Prospectus contained therein, the Indenture and the Cross Guarantee Agreement. The Indenture and the Cross Guarantee Agreement are referred to herein collectively as the “Operative Documents.” We have also examined and relied upon originals or copies certified or otherwise identified to our satisfaction of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In such opinions, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed the legal capacity of natural Persons, the corporate or

August 10, 2007

other power and due authorization of each Person not a natural Person, other than the Company, to execute and deliver each Operative Document to which it is a party and to consummate the transactions contemplated by each such Operative Document, due execution and delivery of each Operative Document by all parties thereto, other than the Company, and that each Operative Document constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such party in accordance with its terms. Except as expressly provided for herein, we have made no investigation or review of any matters relating to the Company or any other Person.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation in good standing under the Laws of the State of Vermont.

2. The Company has corporate power to make the Guarantees and to enter into and perform the Cross Guarantee Agreement.

3. The Cross Guarantee Agreement and the Guarantees have been duly and validly authorized by the Company, and the Cross Guarantee Agreement has been duly and validly executed and delivered by the Company.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of Vermont.

This opinion letter and the matters addressed herein are effective as of the date hereof. We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other Person, or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

By:	/s/ Douglas C. Pierson
Douglas C. Pierson, Esq.

Pierson Wadhams Quinn Yates & Coffrin

SCHEDULE 1

Name	Jurisdiction of Organization
Delhaize America, Inc.	North Carolina

Food Lion, LLC	North Carolina

Boney Wilson & Sons, Inc.	North Carolina

Risk Management Services, Inc.	North Carolina

Hannaford Procurement Corp.	Maine

Hannbro Company	Maine

Hannaford Licensing Corp.	Maine

Hannaford Bros. Co.	Maine

Shop ‘n Save-Mass, Inc.	Massachusetts

Victory Distributors, Inc.	Massachusetts

Kash n’ Karry Food Stores, Inc.	Delaware

FL Food Lion, Inc.	Florida

Martin’s Foods of South Burlington, Inc.	Vermont

J. H. Harvey Co., LLC	Georgia